EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)

                                                              For the Six Months
                                                                Ended June 30,
 Earnings
                                                              2004        2003
 Income from continuing operations before
   provision for income taxes, minority
   interest, discontinued operations, and
   cumulative effect of accounting change                   $3,228      $2,759

 Equity in (earnings) losses of
   unconsolidated affiliates                                  (255)       (348)

 Fixed Charges                                                 482         549

 Distributed income of equity affiliates                        --           4

 Interest capitalized                                           (2)         (5)

                                                           ---------   ---------
    Income, as adjusted                                     $3,453      $2,959
                                                           ---------   ---------


 Fixed Charges

 Interest expense                                            $ 426       $ 491

 Interest capitalized                                            2           5

 Portion of rental expense representative
   of interest factor                                           54          53

                                                            --------   ---------
    Fixed Charges                                            $ 482       $ 549
                                                            --------   ---------



                                                            --------   ---------
 Ratio of Earnings to Fixed Charges                           7.16        5.39
                                                            ========   =========


                                            For the year ended December 31,
                                            -------------------------------
                                      2003     2002     2001     2000     1999
                                      ----     ----     ----     ----     ----
Earnings

Income from continuing operations
 before provision for income
 taxes, minority interest,
 discontinued operations, and
 cumulative effect of accounting
 change                              $5,424   $5,367   $4,120   $6,537   $5,703

Equity in (earnings) losses of
  unconsolidated affiliates            (452)    (542)    (681)    (784)    (199)

Fixed Charges                         1,061    1,195    1,268    1,348    1,116

Distributed income of equity
  affiliates                              4        8      369      156       97

Interest capitalized                     (8)     (20)     (31)     (34)     (29)

                                     -------  -------  -------  -------  -------

   Income, as adjusted               $6,029   $6,008   $5,045   $7,223   $6,688
                                     -------  -------  -------  -------  -------


Fixed Charges

Interest expense                      $ 947  $ 1,066   $1,145   $1,182     $961

Interest capitalized                      8       20       31       34       29

Portion of rental expense
 representative of interest factor      106      109       92      132      126

                                     -------  -------  -------  -------  -------

   Fixed Charges                     $1,061   $1,195   $1,268   $1,348   $1,116

                                     -------  -------  -------  -------  -------


                                     -------  -------  -------  -------  -------
Ratio of Earnings to Fixed Charges     5.68     5.03     3.98     5.36     5.99
                                     =======  =======  =======  =======  =======